                                COAL SUPPLY AGREEMENT

    THIS AGREEMENT is made and entered into this 25th day of August, 1995, by and between Kennecott Energy Company, a Delaware corporation, with offices in Gillette, Wyoming, for and on behalf of Spring Creek Coal Company, a Montana corporation (hereinafter together called "Seller"), and American Crystal Sugar Company, a Minnesota cooperative with offices at 101 North Third Street, Moorhead, Minnesota 56560 ("Buyer").

                                       RECITALS

    1. Spring Creek Coal Company and Buyer entered into a Coal Supply Agreement dated August 1, 1986 ("the 1986 Coal Supply Agreement") relating to the supply of coal to July 31, 1995.

    2. Buyer desires to secure a continued coal supply for use in the operation of its sugar factories in East Grand Forks, Moorhead and Crookston, Minnesota, and in Drayton and Hillsboro North Dakota, and, at its option, at the ProGold Limited Liability Company ("Progold LLC") (a 46% owned affiliate of Buyer) Wahpeton, North Dakota corn processing factory referred to collectively as the "Sugar Factories" or individually as a "Sugar Factory," from 1995 for a period of ten (10) years.

    3. Seller desires to continue to sell to Buyer coal to be mined from its Spring Creek Mine (the "Mine") near Decker, Montana.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth below, Seller agrees to sell and deliver, and Buyer agrees to purchase and accept, coal of the quantity and quality specified below, at the price and on the terms and conditions stated in this Agreement.

    SECTION 1.      TERM; CAMPAIGN SEASONS.

    1.01 TERM. The term of this Agreement shall commence on August 1, 1994 ("the Effective Date") and shall continue up to July 31, 2005.

    1.02 CAMPAIGN SEASONS. Shipments to all sugar factories except ProGold LLC under this Agreement are to be divided into periods of approximately ten months commencing on or about. August 15 and continuing until about May 31 of the following calendar year, with the last such period running from about August 15, 2004, to about May 31, 2005. These ten-month periods of coal deliveries shall be referred to as "Campaign Seasons." Shipments to ProGold LLC may occur year-round.

    SECTION 2.      COAL SOURCE.

    The coal sold under this Agreement shall be from Seller's
    Spring Creek Mine located near Decker, Montana. If an event of force majeure, as defined in Section 8, prevents delivery of coal at the Spring Creek Mine, Seller may, but shall not be required to, supply coal from sources other than the Spring Creek Mine ("Substitute Coal"), provided that the price for Substitute Coal shall be adjusted as necessary so that the total delivered cost per million Btu for Substitute Coal delivered to the Sugar Factories, taking into account Buyer's actual transportation costs, equals the delivered cost per million Btu for coal from the Mine, subject to any price adjustments pursuant to Sections 4.02 and 6.01. Seller's right to furnish Substitute Coal shall not affect its right to claim a force majeure or to claim excuse from performance pursuant to Section 8 below. Buyer may, but shall not be required to, accept Substitute Coal with field averages different than Spring Creek Mine field averages specified in Section 4.01 (a) of this Agreement.

    SECTION 3.     COAL QUANTITY; SHIPMENT SCHEDULE.

         3.01 QUANTITY. Seller agrees to sell and Buyer agrees to purchase all of the coal (other than up to 6,500 tons of Buyer's total coal requirement in each Campaign Season, which amount Buyer may utilize for test coal burns) that Buyer requires to operate its Sugar Factories during the term of this Agreement, which Buyer in good faith estimates to be 500,000 tons per

Campaign Season. The term "ton" shall mean 2,000 pounds of coal, weighed as provided in Section 5.04(b) below.

    3.02      ESTIMATES.

         (a) CAMPAIGN SEASON ESTIMATES. Upon execution of this Agreement and by August 1 of each subsequent year, Buyer shall furnish Seller with a written estimate of the quantity of coal to be delivered FOB Seller's Mine during the Campaign Season beginning in that year.

         (b) CHANGES TO ESTIMATES. If Buyer desires to alter the quantity of coal to be delivered FOB Seller's Mine during a Campaign Season, Buyer may notify Seller by mail or by telephone, telegraph or other electronic means. Any electronic notice shall be confirmed in writing within ten (10) days.
For purposes of this Section 3.02, the total amount of coal requested by Buyer for a Sugar Factory during any period shall be calculated by the following formula:

    [(Lp divided by Lcs) x Ecs] + A = Coal Requested

    where

    Lp =      Length of the actual delivery period within the Campaign Season, in days
    Lcs =     Length of the Campaign Season, in days
    Ecs =     Estimate of coal requirements for that Sugar Factory for the
              Campaign Season
    A   =     Adjustments.  The term "Adjustments" shall mean the sum of all increases or decreases in coal
         deliveries during the given period requested by Buyer.

         (c) EXTENSION OF CAMPAIGN SEASON. For all sugar factories except ProGold LLC, Buyer may extend any Campaign Season by three months before August 15 or after May 31 of such Campaign Season upon six weeks' written notice to Seller. Campaign season for ProGold LLC is contemplated to be year-round.

    3.03 SHIPMENTS. Buyer shall use reasonable efforts to schedule arrivals of trains at Seller's Mine such that Seller can deliver coal in approximately equal monthly amounts during any Campaign Season; provided that deliveries in the first months of a Campaign Season will be larger to allow Buyer to build stockpiles at each Sugar Factory. Weekly deliveries will be in substantially equal quantities consistent with the monthly delivery quantity. Seller shall use reasonable efforts to deliver as much coal as Buyer desires to take in any week. Buyer agrees to pay for and accept delivery of up to 12 percent more than Buyer's estimated or amended coal requirements in any month, provided that Buyer shall not be required to pay for more coal than it has requested during any Campaign Season.

    SECTION 4.     QUALITY OF COAL.

         4.01      QUALITY AND SIZE OF COAL.

               (a) FIELD AVERAGES. Field averages for Spring Creek Coal are as follows:

         Btu:                9,400 per pound
         Sulfur:             0.33 percent
         Sodium oxide:       8.39 percent
         Ash:                4.00 percent
         Moisture:           24.50 percent
         Size:               run-of-mine, sized to pass through two-inch round
                             screen (crushed 2" x 0)

Buyer acknowledges that actual quality of particular coal shipments will vary as different portions of the field are mined. Buyer's exclusive remedies for variations from field averages are those set forth in Section 4.02 below.

         (b) SAMPLING. Representative samples of coal f rom each trainload shall be taken at the loading facilities at Seller's Spring Creek Mine by agents of an independent commercial testing organization, using methods and procedures approved by the American Society for Testing and Materials (ASTM). The resulting analysis shall be accepted as the quality of coal on which invoices are to be rendered and payments made in accordance with Section 6. Any change in the quality of coal during subsequent transportation or storage shall have no effect on the quality of coal as shown on the invoice.

    4.02 REMEDIES FOR QUALITY VARIATIONS. Buyer may not reject any trainload of coal once the coal has commenced loading onto railcars at the Point of Delivery as defined in Section 5.01. The following remedies shall be Buyer's exclusive remedies for variations in the quality of coal delivered under this Agreement.

         (a) BTU/LB. If any five consecutive trainloads of coal contain a cumulative weighted average Btu/lb less than 9200 Btu/lb, then the Purchase Price of the fifth and each consecutive trainload that, when averaged with the previous four trains, maintains a weighted average Btu/lb less than 9200 Btu/lb ("low Btu coal") shall be adjusted according to the following formula:

    Weighted Average Btu content per pound-9200
    (for five consecutive trainloads)                      x Purchase
    ------------------------------------------                Price
                   9200

    If any five consecutive trainloads of coal contain a cumulative weighted average Btu/lb greater than 9600 Btu/lb, then the Purchase Price of the fifth and each consecutive trainload that, when averaged with the previous four trains, maintains a weighted average Btu/lb greater than 9600 Btu/lb ("high Btu coal") shall be adjusted according to the following formula:


    Weighted Average Btu content per pound - 9600
    (for five consecutive trainloads)                      x Purchase
     -------------------------------------------              Price
                   9600

         (b)(i) SULFUR DIOXIDE. If delivered coal cannot be burned at the Sugar Factory to which it is shipped because the cumulative weighted average sulfur dioxide content of any five consecutive trainloads of coal exceeds 1.2 pounds per million Btu of sulfur dioxide, Buyer shall have the following remedies:

              (aa) Buyer may, at its option, reconsign all segments of the fifth and each consecutive trainload that maintains a cumulative weighted average in excess of 1.2 pounds per million Btu of sulfur dioxide at Seller's expense to a Sugar Factory that can burn such coal, or

              (bb) If Seller cannot cure the problem within seven (7) days by providing Substitute Coal or otherwise, Buyer may discontinue coal purchases (as to any unit train that has not commenced loading) with respect to the affected Sugar Factory. Reduction in tonnage to the affected Sugar Factory shall be Buyer's sole remedy per this Section (b) (i) (bb), and Seller shall not be liable for any incidental or consequential damages, including lost profits, caused thereby.

              (ii) In the case of shipments of coal to the East Grand Forks Sugar Factory, Seller shall use its reasonable efforts to deliver a cumulative weighted average sulfur dioxide content of any five consecutive trainloads of coal not exceeding 0.65 pounds sulfur dioxide per million Btu.

              (iii) In the case of shipments of coal to the Crookston Sugar Factory, Seller shall use its reasonable efforts to deliver a cumulative weighted average sulfur dioxide content of any five consecutive trainloads of coal not exceeding 0.93 pounds of sulfur dioxide per million Btu.

         (c) SODIUM OXIDE, MOISTURE AND ASH. With respect to sodium oxide, moisture and ash content, Buyer assumes the risk of all variations from field averages.

    SECTION 5.    UNIT TRAINS, LOADING AND WEIGHING.

         5.01      POINT OF DELIVERY.   The coal for the Sugar Factories
shall be delivered FOB loaded in railcars provided by Buyer on the railroad loading siding at the Mine or, if Substitute Coal is delivered to any Sugar Factory, at the railroad loading siding located at the Substitute Coal Source (the "Point of Delivery"), with freight paid by Buyer.

         5.02 TITLE. Upon the completion of loading of a railcar, the title and risk of loss for all coal in that car shall be Buyer's.

         5.03 TRAINS. Buyer shall provide trains of no fewer than 55 open-top hopper or gondola railcars each. Such railcars shall be delivered to the Point of Delivery by Buyer, ready for loading, with hopper doors closed and cleaned of all previous commodities.

         5.04      LOADING PROCEDURE.

              (a) OPERATIONS. Buyer shall be responsible for arranging all transportation contracts and for coordinating the arrival of railroad trains for loading at the Point of Delivery with Seller. Buyer or its designee shall use best efforts to give Seller at least 24 hours' notice of the arrival of railcars at the Point of Delivery for loading. Seller shall operate its railcar loading facilities twenty-four (24) hours per day, three hundred sixty-five (365) days per year, subject to Seller's labor agreements. Seller shall, at its expense, load each railcar to its full visible capacity and will complete the loading of each train, including authorization of the train's departure. Seller will hold Buyer harmless from any damages caused by the overloading of railcars.

              (b) WEIGHING. The weight of coal sold under this Agreement shall be determined on appropriate commercial scales chosen by Seller and installed at Seller's loading facilities at the Spring Creek Mine. Seller's scales shall be inspected and certified by Hoke and Associates at six-month intervals during the term of this Agreement. The weights determined at Seller's Spring Creek Mine shall be accepted by Buyer as the quantity of coal for which invoices are to be rendered and payments made in accordance with Section 6 below. Any change in the weight of coal during subsequent transportation or storage shall have no effect on the weight of coal shown on the invoice. In the event Seller's scales are inoperative for a period, Seller shall inform Buyer and use its best efforts to restore operation of the scales as soon as possible. The weight of coal per railcar delivered during such period that scales are inoperative shall be deemed equal to the average weight per railcar for coal delivered during the preceding month. If Seller's scales are inoperative during the first month of this Agreement, the weight of coal delivered shall be determined by mutually acceptable independent means.

         SECTION 6.      PRICE; PRICE ADJUSTMENTS.

         6.01 PURCHASE PRICE. The Purchase Price per ton of coal (2,000 pounds) to be paid by Buyer, or by Buyer on behalf of ProGold LLC, to Seller for each delivery of coal FOB Point of Delivery in railcars under this Agreement shall be the sum of (a) the Base Price, as defined and as adjusted as provided below, plus (b) the Pass-Through Costs, as defined in Section 6.04, plus (c) the New Costs, as defined in Section 6.05, applicable to such delivery. The Purchase Price, as thus determined, shall be subject to adjustment for changes in the depletion allowance as provided in Section 6.06, and for Btu Variations as provided in Section 4.02.

                                             *CONFIDENTIAL TREATMENT REQUESTED*

    As of the Effective Date, the initial Base Price per ton of coal FOB Point of Delivery is equal to ** (the "Initial Base Price"), the Pass-Through Costs are equal to ** and the Purchase Price is therefore equal to ** per ton. The Purchase Price per ton of coal delivered by Seller to Buyer or to ProGold LLC during the Campaign Season from August 1994 to May 1995 ("the Campaign Season 1994-95"), shall be adjusted from the Purchase Price to be paid by Buyer for such coal delivery pursuant to the 1986 Coal Supply Agreement to the Purchase Price referred to in this Section 6.01. Such adjustments in Purchase Price for deliveries of coal already made during the Campaign Season 1994-95 to the date of this Agreement shall be paid or credited to Buyer in accordance with Section 6.08 hereof.

         6.02 INDEX ADJUSTMENT OF BASE PRICE. The Initial Base Price as of the Effective Date shall be divided, for purposes of escalation, into three Initial Base Price Components, weighted in percentage terms as follows:
(1) Gross Domestic Product-Implicit Price Deflator (GDP-IPD Component: 40%);
(2) SIC Code 122 (Labor Component: 30%); and (3) PPI 112 (Machinery
Component: 30%).  The Initial Base Price values are set forth as follows:

    GDP - IPD = First published, first quarter 1994 value
    (125.7) [Source: Department of Commerce, Bureau of
    Economic Analysis] as published in the April 1994 monthly report, "Survey of Current Business", Table 7.13.

    SIC 122 = First published, May 1994 value (17.85) [Source: U.S.
    Department of labor, Bureau of Labor Statistics] as published in the July 1994 monthly report, "Employment & Earnings" currently in Table B-15.

    PPI - 112 = First published, June 1994 value (133.6) [Source: U.S. Department of Labor, Bureau of Labor Statistics] as published in the June 1994 monthly report, "Producer Price Indexes", currently in Table 6.

    The Initial Base Price will apply to all shipments of coal made during the Campaign Season 1994-1995 and all shipments thereafter through September 30, 1995.

    The Initial Base Price will be adjusted on the first day of each calendar quarter during the term of this Agreement, beginning October 1, 1995. The Initial Base Price, as adjusted, will be referred to as the "Base Price". These adjustments will be calculated as follows using the most current first published index information available at the beginning of each quarter:

 ABP =  |.4 x (AG) +.3 x (AL) +   .3 x (AM)   |x IBP
        |    -------    ------        ------- |
        |    (125.7)    (17.85)       (133.6) |
where,

      ABP = Adjusted Base Price for the current calendar quarter.

      AG = GDP/IPD first published index value for the second preceding quarter.

      AL = SIC 122 AHE first published index value for the third preceding month.

      AM = PPI - 112 first published index value for the second preceding month.

      IBP = The Initial Base Price as referred to in Section 6.01.

         6.03 CHANGES IN INDICES. Should any of the indices referred to in Section 6.02 above be discontinued, the parties shall select a substitute index or indices by mutual agreement.

         6.04 PASS-THROUGH COSTS. Seller's costs per ton of coal produced and delivered, falling into the categories below, shall be treated as "Pass-Through Costs" fully reimbursable by Buyer to Seller over and above the Base Price determined under Sections 6.01 and 6.02. The amounts set forth in attached Exhibit A are the amounts that will be included in the Purchase Price as of August 1, 1994, for each Pass-Through Cost Item. Pass-Through Costs, other than pass through costs assessed on values relating to the sales price, shall be prorated over the total volume of Seller's production from the Mine, and Buyer shall be assigned, as its actual Pass-Through Costs, only that prorated share based on Buyer's share of the total of Seller's production from the Mine. Buyer shall receive a refund or credit against future purchases (if applicable) in the event Seller receives a reduction in or refund of any Pass-Through Costs charged to Buyer. The categories of Pass-Through Costs are more specifically defined as follows:

              (a) TAXES AND BLACK LUNG COSTS. All taxes and black lung costs (other than taxes directly borne by Buyer or taxes imposed on or measured by net income and franchise taxes) levied or assessed by any governmental authority on the coal, on its severance from the soil, or on Seller's mining facilities or operations or other activities incident to the performance of its obligations under this Agreement, including all taxes and governmental charges levied or assessed against Seller with respect to the coal for reclamation by any governmental authority; taxes imposed pursuant to 26 USC Section 4121 or other successor provision of law, or other taxes that may be imposed to provide health or safety benefits to Seller's employees; and all costs, other than taxies, incurred by Seller in connection with production of coal at the Mine for black lung, including (without limitation) premiums for black lung insurance, or payments made or accrued to a private or public trust (including a trust fund established pursuant to Section 501(c) (21) of the Internal Revenue Code) or reserve for future black lung claims. In the event Seller chooses to cover its potential black lung liability by a means other than black lung insurance, the amount included as black lung costs under this provision shall not exceed the cost of such insurance. Buyer is to bear and pay directly (or reimburse Seller for any such taxes Seller pays) all sales, use, or similar taxes levied or assessed on the coal purchased hereunder. The parties agree that if taxes are assessed on values related to the sales price, taxes paid by Buyer under this Agreement shall be computed using the Purchase Price under this Agreement.

              (b) ROYALTIES. All royalties in effect on the coal sold to Buyer and for which Seller is liable under the leases then prevailing, notwithstanding suspension of payment pending any appeal of the royalty or adjustment thereof. In the event any royalty or adjustment is appealed by Seller and decreased as a result, Seller will refund to Buyer any overpayments. The amount of royalties to be paid by Buyer as to any month's deliveries of coal mined under leases held by Seller ("Leased Coal") shall equal the applicable royalty per ton multiplied by the number of tons of Leased Coal delivered to Buyer from the Mine during that month. If royalties are assessed on values related to the sales price, royalties paid by Buyer under this Agreement shall be computed using the Purchase Price under this Agreement.

         6.05 NEW COSTS. The Base Price provided in Section 6.01 includes Seller's best estimate of the cost, per ton of coal, of complying with all federal, state, and local laws, rules, and regulations in force as of July 1, 1994, except for those items specifically designated as Pass-Through Costs, as they were implemented, interpreted, and enforced on the Effective Date, which estimate shall, for purposes of this provision, be binding upon Seller (such costs shall be referred to as "Compliance Costs") . To the extent that new laws, rules, regulations, or governmental orders coming into effect after July 1, 1994, or changes in the implementation, interpretation or enforcement of laws, rules and regulations in effect on July 1, 1994, cause any increase or decrease in the Compliance Costs, the Purchase Price shall be increased or decreased, as the case may be, by the amount that accurately reflects the change in Compliance Costs incurred. Such changes in Compliance Costs shall be referred to as "New Costs."

    New Costs shall be prorated over the total volume of Seller's production from the Mine if the new cost is based on tonnage sold from the Mine, and Buyer shall be assigned, as its actual New Costs, only that prorated share based on its share of the total of Seller's production from the Mine. If the New Cost is based on a percentage of Sales Price, Buyer shall pay its portion of the new cost based on its Sales Price.

         6.06 ADJUSTMENT OF PURCHASE PRICE FOR CHANGES IN DEPLETION ALLOWANCE. If at any time after the Effective Date changes are made in the law regarding the allowance for depletion

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                                             *CONFIDENTIAL TREATMENT REQUESTED*

on coal that affect the state and federal income tax deductions for depletion available to Seller, the Purchase Price shall be increased or decreased by the amount needed to provide Seller with the same cash flow from the sale of each ton of coal under this Agreement after state and federal income taxes. In calculating Seller's after-tax cash flow from the sale of a ton of coal for this purpose, Seller shall compute its taxes as if it filed separate (nonconsolidated) state and federal income tax returns and paid state and federal income taxes at the maximum rate for corporations.

         6.07 BILLING AND PAYMENT. Seller shall invoice Buyer semimonthly for coal delivered. Payment shall be made by check or wire transfer, due within twenty (20) days after the date of each invoice; provided that Buyer may withhold payment of the portion of any invoice which is the subject of a bona fide dispute under the provisions of this Agreement.
 Checks and wire transfers shall be made to Seller's account as follows:

    Wire Transfer:

    Bank:          FIRST SECURITY BANK OF UTAH
    ABA No.:       124000012
    Account No.:   **
    Account Name:  Spring Creek Coal Company

                                             *CONFIDENTIAL TREATMENT REQUESTED*



    Check:

    Account Name:  Spring Creek Coal Company
    Account No:    **
    Address:       P.0. Box 26094
                   Salt Lake City, Utah 84126-0094

    The details of this account shall, from time to time, be notified in writing to Buyer. All amounts due for which payment is not timely made shall bear interest from the date on which payment became due at the then prevailing prime interest rate quoted by Morgan Guaranty Trust Company plus 2 percent per annum. All invoiced amounts shall be subject, however, to subsequent adjustment wherever this Agreement specifically so provides, and no interest shall be payable to either party with respect to the amounts of such adjustments. If payment is not made when due, Seller may give Buyer written notice of such past due payment. Three (3) days after such notice is effective, pursuant to Section 10.07, Seller may suspend deliveries until the invoice, including any interest, has been paid. If the invoice is not paid within fifteen (15) days after Seller's notice becomes effective, Buyer's failure to make payment when due shall constitute a material breach of this Agreement by Buyer, and Seller may, at its sole option, cancel this Agreement.

         6.08 ADJUSTMENTS. The parties recognize that at the time each invoice for coal is prepared, it may not be possible to calculate definitively the costs and other price adjustment factors applicable to the calendar half-month for which such invoice is rendered; each invoice will, therefore, be based upon the most current data reasonably available at the time of invoicing. Upon receipt of information permitting determination of price adjustments, Seller shall prepare and furnish to Buyer a supplemental invoice reflecting that information. Seller or Buyer shall, within fifteen (15) days after mailing of such supplemental invoice, pay the sum required by such invoice as above provided.

         6.09 FINALITY OF INVOICES. Except as otherwise expressly provided in this Agreement, any invoice that is not contested within twenty-four (24) months after the date thereof shall be deemed correct and final unless any of the Pass-Through Costs have retrospective effect on the Purchase Price of coal more than 24 months after the date of invoice, and provided that Seller shall advise Buyer of any such effect or potential effect within a reasonable time following Seller becoming so aware.

         6.10 RECORDS AND AUDITS. Seller shall keep accurate records and books of accounts showing all data relating to price, quantity and quality determinations and adjustments required for purposes of this agreement. At the election of Buyer, once each fiscal year of Seller, Seller shall make such records and books of account covering the preceding fiscal year available for audit at Seller's offices during Seller's normal office hours. Such audits shall be prepared and certified to by a nationally recognized firm of certified public accountants to be mutually agreed by Buyer and Seller and Buyer shall bear the expenses of the audit. The findings of the audit will be binding on the parties absent a finding by either party of a material error in the audit which error is identified within 60 days after completion of the audit and submission of the findings to the Seller. If the audit discloses that an overpayment or an under payment has been made, the amount thereof shall promptly be paid to the party to whom it is owed by the other party. Buyer shall have the option of having the audit prepared by Seller's independent auditors as part of the regular annual audit of Seller's books and records. In such event, only those expenses in excess of Seller's normal audit expenses will be borne by Buyer. The accounting firm conducting the audit shall be bound not to disclose and shall treat as confidential any and all proprietary information of Seller furnished to or examined by such firm in connection with the audit.


                         *CONFIDENTIAL TREATMENT  REQUESTED*

    SECTION 7.     DISCLAIMER OF WARRANTIES, LIMITATION ON LIABILITY.

         7.01 EXPRESS WARRANTIES. BUYER AGREES THAT SELLER MAKES NO EXPRESS WARRANTIES OTHER THAN THOSE IDENTIFIED AS SUCH IN THIS AGREEMENT.

         7.02      IMPLIED WARRANTIES.  ALL WARRANTIES OF MERCHANTABILITY
OR OF FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE ARE SPECIFICALLY EXCLUDED.

         7.03 LIMITATION ON LIABILITY. In no event shall either party have liability to the other party for incidental or consequential damages except as expressly stated in this Agreement.

    SECTION 8.     FORCE MAJEURE.

    If either party is unable to meet any of its obligation under this Agreement as a result of flood, earthquake, storm, or other act of God, fire, derailment, accident, strike, lockout, boycotts, picketing, shortages of or inability to obtain electric power, raw materials, railcars or machinery, mechanical breakdown in facilities, war, insurrection, riot, catastrophic sugar beet or corn crop failure (as applicable), railroad line abandonment, act of government or governmental agency, or due to any cause beyond the reasonable control of either party, including the inability of a Sugar
Factory, the Mine and/or the rail carrier to meet its obligations for reasons whether similar or dissimilar to the foregoing and whether foreseeable or unforeseeable, such event will be deemed an event of force majeure. In addition, it shall be deemed an event of force majeure in the event Buyer is unable to burn Seller's coal due to ash-fouling, sulfer dioxide emissions, or other legally enforceable environmental restrictions, or either party permanently closes or experiences partial failure or nonoperation of any of its facilities lasting a minimum of seven (7) days as a result of reasons beyond the control of such party. In the event of force majeure, the obligations of the parties, other than payment for coal previously delivered, shall be suspended for the duration of the event of force majeure, provided that reasonable notice is given. Whenever in Seller's judgment any event of force majeure requires restriction of deliveries, Seller reserves the right in its discretion to allocate its available supply of coal in a fair and equitable manner without obligation to furnish products from other sources.
No suspension or reduction for reason of force majeure shall invalidate the remainder of this Agreement; but on removal of the cause, shipments shall resume at the specified rate; deficiencies in shipments so caused shall not be made up except by mutual consent. If any event of force majeure prevents the performance of either party for a period of one year or more despite that party's efforts to eliminate the force majeure event and to mitigate its impact, then the party not claiming an event of force majeure may terminate this Agreement by providing at least thirty (30) days written notice of termination to the other party. The provisions of this Section shall not excuse either party from performing unless that party gives a reasonable notice to the other party of the occurrence of an event of force majeure.

    SECTION 9.    DISPUTES.

    In the event any dispute arises between the parties concerning any issue of law or fact arising out of this Agreement, it shall be settled by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction over the matter.

    The parties to the arbitration shall be entitled to such discovery as would be available to them under the Federal Rules of Civil Procedure, and the arbitrators will have all the authority of a court under such Rules incidental to such discovery, including but not limited to orders to produce documents or other materials and orders to appear and submit to deposition and to impose appropriate sanctions, including but not limited to awarding sanctions against a party for failure to comply with any order.

    The arbitration panel shall consist of three arbitrators with experience in the coal industry, one appointed by Seller, one by Buyer and the third by the arbitrators appointed by Seller and Buyer. If the party appointed arbitrators cannot agree within fifteen (15) days after their appointment on appointment of the third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association.

    SECTION 10.    GENERAL PROVISIONS.

         10.01 WAIVER. Failure of either party at any time to require performance of any provision of this Agreement shall not limit that party's right to enforce the provisions, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of the provision itself or of any other provision.

         10.02 HEADINGS. The headings in this Agreement are included only for convenience and shall not control or affect the meaning or construction of this Agreement.

         10.03 ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties. There are no other provisions, representations, warranties or understandings, express or implied. No modification, variation or amendment of this Agreement shall be of any force or effect unless it is in writing and signed by all the parties.
         10.04 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.

         10.05 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

         10.06 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         10.07 NOTICES. Notices under this Agreement shall be in writing and shall be effective when actually delivered. If mailed, a notice shall be deemed effective five (5) days after mailing as registered or certified mail, postage prepaid, directed to the other party as set out below. If via commercial courier or express service, a notice shall be deemed to be effective upon its receipt, if directed to the other party as set forth below. If via telefacsimile, a notice shall be deemed effective upon receipt of the successful telefax transmission report, directed to the other party as set out below:

         SELLER:   KENNECOTT ENERGY COMPANY
                   Attn: Contract Administration
                   505 South Gillette Avenue
                   Gillette, Wyoming 82716
                        or
                   Caller Box 3009
                   Gillette, Wyoming 82717-3009
                   Fax No. (307) 687-6009

         BUYER:    AMERICAN CRYSTAL SUGAR COMPANY
                   Attn:  Vice President, Operations
                   101 North Third Street
                   Moorhead, MN 56560
                   Fax No. (218) 236-4494

The addresses and fax numbers of any party may be changed by giving notice in writing at any time to the other party.

         10.08 CONFIDENTIALITY. Any nonpublic information, oral or written, including the contents of this Agreement and any related agreement, disclosed by either party to the other shall be considered confidential information, and such information shall not be disclosed to any third party other than to Seller's parent corporation, Progold LLC, or the employees, accountants, attorneys, and lenders of such parties, and will be kept secret and confidential during the term of this Agreement.

         10.09 EFFECT ON PRIOR AGREEMENT. This Agreement supersedes the agreement between the parties dated August 1, 1986, as of the Effective Date of this Agreement. The parties do not intend to waive any right to payment or cause of action under the Agreements dated August 1, 1986, arising from facts, acts or omissions before the Effective Date of this Agreement.

         10.10 THIRD PARTY BENEFICIARY. Progold LLC shall be deemed to be a third party beneficiary under the terms of this Agreement to the extent that Progold LLC receives coal under this Agreement. Buyer agrees that it shall pay for all coal delivered to Progold LLC under the terms hereof.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

                             SELLER KENNECOTT ENERGY COMPANY FOR AND ON BEHALF OF SPRING CREEK COAL COMPANY



                                            By     /s/ ILLEGIBLE
                                                  -----------------------------
                                            Title: V.P. Marketing & Sales
                                                  -----------------------------


                             BUYER          AMERICAN CRYSTAL SUGAR COMPANY

                                            By     /s/ Marcus F. Richardson
                                                  -----------------------------
                                            Title: C.O.O.
                                                  -----------------------------

                                   EXHIBIT A

                          Estimated Pass-Through Costs
                            Included in Base Price
                             as of August 1, 1994

                                                                      Price Per
                                                                          Ton
                                                                      ---------
 SECTION 6.04(A) - TAXES

     Severance Tax                                                           *
     Gross Proceeds Tax                                                      C
     Resource Indemnity Trust Tax                                            O
     Federal Reclamation Fee                                                 N
     Black Lung Excise Tax                                                   F
     Black Lung Insurance                                                    I
     Property Taxes                                                          D
     Depletion Allowance                                                     E
                                                                             N
     Total Taxes                                                             T
                                                                             I
 SECTION 6.04(B) - ROYALTIES                                                 A
                                                                             L
     BLM Royalty
     Rosebud Royalty                                                         T
                                                                             R
     Total Royalty                                                           E
                                                                             A
                                                                             T
TOTAL ESTIMATED PASS-THROUGH COSTS                                           M
                                                                             E
                                                                             N
                                                                             T

                                                                             R
                                                                             E
                                                                             Q
                                                                             U
                                                                             E
                                                                             S
                                                                             T
                                                                             E
                                                                             D